Exhibit 99.1

FOR IMMEDIATE RELEASE

January 25, 2007

Contacts:	Melanie J. Dressel, President and Chief Executive Officer (253) 305-1911 Gary R. Schminkey, Executive Vice President and Chief Financial Officer (253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2006 EARNINGS

HIGHLIGHTS

•	Earnings for the year of $32.1 million, up 8% from $29.6 million in 2005.

•	Diluted earnings per share for the year of $1.99, up 6% from 2005.

•	Net interest margin expanded to 4.49%, up from 4.44% in 2005.

•	Earnings for the quarter of $8.3 million, compared to $8.6 million for 4th quarter 2005.

•	Diluted earnings per share for the quarter of $0.52, compared to $0.54 for the same period in 2005.

•	Efficiency ratio improved to 57.41%

•	Total assets at $2.55 billion, a 7% increase from 2005.

•	Total loans increased $144 million, or 9%, from 2005.

•	Stable core deposits at 73% of total deposits.

•	Columbia Bank named Outstanding Philanthropic Corporation of 2006 by Association of Fundraising Professionals

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced net income of $8.3 million for the quarter ended December 31, 2006, compared to $8.6 million for the same quarter of 2005. On a diluted per share basis, net income for the quarter was $0.52, a decline from $0.54 in 2005. Return on average assets and return on average equity for the quarter were 1.31% and 13.28%, respectively, compared to 1.47% and 15.23%, respectively, for the same period in 2005. Revenue (net interest income plus noninterest income) was $31.1 million for the fourth quarter of 2006, up 2% from $30.4 million one year ago.

Melanie J. Dressel, President and Chief Executive Officer, said “Our momentum continued to build in the second half of 2006, as evidenced by good growth in loans. Despite industry-wide challenges in attracting and retaining low-cost deposits, we have continued to manage the pressure on our net interest margin by maintaining a stable core deposit base, which comprises 73% of our total deposits. While credit quality remained good, we did increase our loan loss provision by $950,000 for the 4th quarter of 2006 as a result of loan growth and a $1.5 million loan charge-off on a “legacy credit” dating back to 1999. We remain focused on increasing our share of the market by building complete relationships with our customers and continuing to leverage the strong infrastructure we have built. Our significant investment in time and resources to enhance our core systems has resulted in lower data processing expenses, as well as increased flexibility in developing and implementing new products and services for current and potential customers.”

For the year ended December 31, 2006, net income increased $2.5 million to $32.1 million, up 8% from $29.6 million for 2005. On a diluted per share basis, earnings for the year were $1.99, an increase of 6% from $1.87 in the prior year. Return on average assets and return on average equity for the year were 1.30% and 13.50%, respectively, compared with 1.29% and 13.81% for 2005. Revenue for 2006 totaled $122.4 million, up 6% from $115.7 million for the year 2005. Total nonperforming assets decreased $1.4 million, or 29%, to $3.5 million at December 31, 2006.

Ms. Dressel continued, “We achieved loan growth of 9 percent, while maintaining exceptional portfolio diversity. Mark Nelson, Executive Vice President and Chief Banking Officer, added, “Columbia continues to attract talented bankers who will help us capitalize on our existing advantages of a balanced portfolio, core deposit mix and strong capital base. We recently hired two new lending teams based in King County, including a four-person commercial team in Bellevue and an experienced builder banking team. Our balanced portfolio structure affords us the ability to consider new lending relationships based on their merits without the constraints created by excessive concentrations in any single category.”

In November 2006, Columbia Bank was named 2006 Outstanding Philanthropic Corporation by the Association of Fundraising Professionals, Washington Chapter. In accepting the award on behalf of the bank, Melanie Dressel praised Columbia bankers for their ongoing commitment, and said, “We are only as strong as the communities we serve. Thank you for making a real difference.”

At December 31, 2006, Columbia’s total assets were $2.55 billion, an increase of 7% from $2.38 billion at December 31, 2005. Total loans were $1.71 billion at December 31, 2006, up 9% from December 31, 2005, and total securities increased $19.8 million to $605.1 million at December 31,

2006, an increase of 3% from the prior year. Total deposits increased 1% from December 31, 2005, ending at $2.02 billion at December 31, 2006. Core deposits totaled $1.47 billion at year-end 2006, comprising 73% of total deposits.

Core Financial Results

For the year ended December 31, 2006, core earnings were $32.9 million, an increase of 11% from $29.6 million for the year ended December 31, 2005; core earnings on a diluted per share basis for the year ended December 31, 2006 was $2.03 compared with $1.87 for the same period in 2005, an increase of 9%. Core earnings exclude the interest rate floor valuation adjustments which were taken in the second and third quarters of 2006. Return on average assets and return on average equity for the year ended December 31, 2006 were 1.33% and 13.79%, respectively, compared to 1.29% and 13.81%, respectively, for the period in 2005. For the quarter ended June 30, 2006 core earnings were $8.4 million with GAAP earnings of $7.2 million. For the quarter ended September 30, 2006 core earnings were $7.9 million with GAAP earnings of $8.3 million.

The following table reconciles GAAP net income to core earnings, including per-share figures:

(Dollars in thousands, except per share data)

	Twelve months ended December 31,
	2006	2005
Net income	$32,103	$29,631
Add: Interest rate floor mark-to-market, net of tax	757	—

Core earnings	$32,860	$29,631

Earnings per Diluted Share:
GAAP earnings	$1.99	$1.87
Core earnings	$2.03	$1.87

Operating Results

Quarter and Year-Ended December 31, 2006

Net Interest Income

Net interest income for the quarter increased 3% to $24.8 million, from $23.9 million for the same quarter in 2005, primarily due to moderately increased loan volumes. Columbia’s net interest margin decreased to 4.43% in the fourth quarter of 2006 from 4.61% for the same quarter last year; however, it was an increase from 4.41% for the third quarter of 2006. The compression on net interest margin resulted from increased competition for loans, slower core deposit growth and an increasing reliance on higher cost deposits and borrowings to fund loan growth. Total revenue was $31.1 million for the quarter, up 2% from $30.4 million in the same quarter of 2005.

Average interest-earning assets grew to $2.31 billion during the quarter, an increase of 9% compared with $2.12 billion during the same quarter of 2005. The yield on average interest-earning assets increased 75 basis points (a basis point equals 1/100 of 1%) to 7.05% during the quarter compared with 6.30% during the same quarter of 2005. During the same period, average interest-bearing liabilities were unchanged at $1.80 billion. The cost of average interest-bearing liabilities increased 116 basis points to 3.36% during the quarter, from 2.20% in the same quarter of 2005.

For the twelve months ended December 31, 2006, net interest income increased 8% to $97.8 million from $90.9 million in 2005. During 2006, the Company’s net interest margin increased to 4.49% from 4.44% for 2005. Total revenue for the year was $122.4 million, an increase of 6% from $115.7 million at year-end 2005. Average interest-earning assets grew to $2.27 billion during 2006, compared with $2.10 billion during 2005. The yield on average interest-earning assets increased 94 basis points to 6.87% during 2006, from 5.93% in 2005. In comparison, average interest-bearing liabilities grew to $1.77 billion compared with $1.64 billion for 2005. The cost of average interest-bearing liabilities increased 113 basis points to 3.04% during 2006 from 1.91% in 2005.

Noninterest Income

Noninterest income for the quarter was $6.3 million, a decrease of $144,000, or 2% from the same quarter in 2005. The decrease is primarily due to decreases in mortgage banking income and a decline in merchant services fees. The gross volume for merchant card services increased during 2006; however, the increased income attributable to volume was offset by net fees paid to the card associations and several correspondent banking relationships which were acquired and no longer using the service. For the year, noninterest income was $24.7 million, a slight decrease from $24.8 million for 2005.

Noninterest Expense

Total noninterest expense for the quarter was $18.6 million, an increase of 2% from $18.3 million for the same quarter in 2005. Noninterest expense for the year was $76.1 million, an increase of 5% from $72.9 million from the prior year. Ms. Dressel commented, “These moderate increases were primarily due to higher compensation, employee benefits, and advertising and promotion expenses, partially offset by lower data processing expenses.

Nonperforming Assets and Loan Loss Provision

During the fourth quarter of 2006, the Company allocated $950,000 to its provision for loan and lease losses, compared to $15,000 for the same period in 2005. The increased allocation for the three months ending December 31, 2006 is due to loan growth during the period, coupled with an increase in loan charge-offs when compared to the fourth quarter of 2005. Net charge-offs in the fourth quarter were $1.7 million, compared to net recoveries of $24,000 for the same period in 2005. The increase in net charge offs was primarily centered in one “legacy credit” originated at December of 1999, which was classified as non-performing in November of 2003. Based upon recently obtained information, management deemed it prudent to recognize a partial loss on this loan as some of the assets assigned to the bank as additional collateral became impaired and reduced the book value of the loan to $1.1 million from $2.6 million during the quarter ending December 31, 2006.

Management believes the balance to be collectible based upon the remaining collateral which secures the loan. Ms. Dressel commented, “This has been a protracted work-out situation spanning several years. Although some recovery is possible, we felt the prudent action was to take the charge-off based on the information we have today. The balance of the bank’s loan portfolio continues to perform extremely well with non-performing loans at their lowest level in seven years”. At December 31, 2006 non-performing loans were $3.5 million, or 0.20% of period end loans, compared to $4.8 million, or 0.31% at December 31, 2005.

As a result of the decline in nonperforming loans and an increase in the allowance for loan losses year-over-year, the ratio of the allowance for credit losses to nonperforming assets was 579.94% at December 31, 2006, compared with 427.26% at December 31, 2005. The reserve for loan losses stood at $20.2 million, or 1.18%, of period end loans as of December 31, 2006 compared to $20.8 million, or

1.33%, as of December 31, 2005. Management believes this level of reserve is appropriate based upon analysis of the loan portfolio and the economic conditions in markets in which the bank does business.

Expansion Activities

Ms. Dressel further noted, “Our stated goal is to expand our geographic footprint throughout the Pacific Northwest with de novo branching and strategic acquisitions that make economic sense for our shareholders. While we opened no new branches in 2006, due to challenges in acquiring locations that meet our criteria, we have several new branches in the pipeline. We will move ahead with these expansion efforts, while continuing our strategy of leveraging our strong base of branches in both Washington and Oregon. In addition, our new remote deposit product will launch in early April, providing current and potential business customers a convenient, cost-effective method of making deposits without needing to leave their place of business.”

Conference Call

Columbia will discuss the quarterly and year-end results on a conference call on Thursday, January 25, 2007 at 1:00 PST. Interested investors, analysts, media representatives and the public are invited to listen to this discussion by calling 1-866-404-2271; Conference ID code 5789817. A conference call replay will be available from approximately 3:00 p.m. PST on January 25 through midnight PST on Thursday, February 1, 2007. The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 5789817.

Annual Meeting of Shareholders

Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PST on April 25, 2006, at the Greater Tacoma Convention & Trade Center; 1500 Broadway, Tacoma, Washington.

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria. Columbia Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in

Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

# # #

Note Regarding Forward-Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2006	2005	2006	2005
Earnings
Net interest income	$24,750	$23,934	$97,763	$90,912
Provision for loan and lease losses	$950	$15	$2,065	$1,520
Noninterest income	$6,324	$6,468	$24,672	$24,786
Noninterest expense	$18,560	$18,271	$76,134	$72,855
Net income	$8,341	$8,583	$32,103	$29,631

Per Share
Net income (basic)	$0.52	$0.55	$2.01	$1.89
Net income (diluted)	$0.52	$0.54	$1.99	$1.87

Averages
Total assets	$2,517,836	$2,316,654	$2,473,404	$2,290,746
Interest-earning assets	$2,310,502	$2,116,345	$2,265,393	$2,102,513
Loans	$1,688,600	$1,534,068	$1,629,616	$1,494,567
Securities	$602,075	$579,177	$623,631	$605,395
Deposits	$2,024,108	$2,006,448	$1,976,448	$1,923,778
Core deposits	$1,459,281	$1,467,077	$1,433,395	$1,423,862
Shareholders’ Equity	$249,202	$223,538	$237,843	$214,612

Financial Ratios
Return on average assets	1.31%	1.47%	1.30%	1.29%
Return on average equity	13.28%	15.23%	13.50%	13.81%
Return on average tangible equity(1)	15.49%	18.17%	15.88%	16.63%
Average equity to average assets	9.90%	9.65%	9.62%	9.37%
Net interest margin	4.43%	4.61%	4.49%	4.44%
Efficiency ratio (tax equivalent) (2)	57.41%	58.46%	58.95%	61.20%

	December 31,
Period end	2006	2005
Total assets	$2,553,131	$2,377,322
Loans	$1,708,962	$1,564,704
Allowance for loan and lease losses	$20,182	$20,829
Securities	$605,133	$585,332
Deposits	$2,023,351	$2,005,489
Core deposits	$1,473,701	$1,478,090
Shareholders’ equity	$252,347	$226,242
Book value per share	$15.71	$14.29
Tangible book value per share	$13.68	$12.20

Nonperforming assets
Nonaccrual loans	$2,414	$4,733
Restructured loans	1,066	124
Personal property owned	—	—
Other real estate owned	—	18

Total nonperforming assets	$3,480	$4,875

Nonperforming loans to period-end loans	0.20%	0.31%
Nonperforming assets to period-end assets	0.14%	0.21%
Allowance for loan and lease losses to period-end loans	1.18%	1.33%
Allowance for loan and lease losses to nonperforming loans	579.94%	428.84%
Allowance for loan and lease losses to nonperforming assets	579.94%	427.26%
Net loan charge-offs	$2,712 (3)	$572 (4)

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.

(2)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities, net cost (gain) of OREO and mark-to-market adjustments of interest rate floor instruments.
(3)	For the twelve months ended December 31, 2006.
(4)	For the twelve months ended December 31, 2005.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Period End December 31,
(in thousands)	2006	2005
Loan Portfolio Composition
Commercial business	$608,636	$556,589

Leases	9,263	14,385

Real Estate:
One-to-four family residential	51,277	74,930
Five or more family residential and commercial	687,635	651,393

Total Real Estate	738,912	726,323

Real Estate Construction:
One-to-four family residential	92,124	41,033
Five or more family residential and commercial	115,185	89,134

Total Real Estate Construction	207,309	130,167

Consumer	147,782	140,110

Subtotal loans	1,711,902	1,567,574
Less: Deferred loan fees	(2,940)	(2,870)

Total loans	$1,708,962	$1,564,704

Loans held for sale	$933	$1,850

Deposit Composition
Demand and other noninterest bearing	$432,293	$455,838

Interest bearing demand	414,198	339,686

Money market	516,415	563,973

Savings	110,795	118,604

Certificates of deposit	549,650	527,388

Total deposits	$2,023,351	$2,005,489

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended
(in thousands, except per share amounts)	Dec 31 2006	Sept 30 2006	Jun 30 2006	Mar 31 2006	Dec 31 2005
Earnings
Net interest income	$24,750	$24,405	$24,302	$24,306	$23,934
Provision for loan and lease losses	$950	$650	$250	$215	$15
Noninterest income	$6,324	$6,108	$6,267	$5,973	$6,468
Noninterest expense	$18,560	$18,098	$21,136	$18,340	$18,271
Net income	$8,341	$8,335	$7,239	$8,188	$8,583

Per Share
Net income [basic]	$0.52	$0.52	$0.45	$0.52	$0.55
Net income [diluted]	$0.52	$0.52	$0.45	$0.51	$0.54

Averages
Total assets	$2,517,836	$2,504,371	$2,480,585	$2,388,680	$2,316,654
Interest-earning assets	$2,310,502	$2,290,351	$2,268,259	$2,190,872	$2,116,345
Loans	$1,688,600	$1,647,471	$1,613,253	$1,567,615	$1,534,068
Securities	$602,075	$627,821	$645,343	$619,428	$579,177
Deposits	$2,024,108	$1,975,103	$1,949,608	$1,955,851	$2,006,448
Core deposits	$1,459,281	$1,433,641	$1,414,455	$1,425,442	$1,467,077
Shareholders’ Equity	$249,202	$238,272	$232,614	$231,080	$223,538

Financial Ratios
Return on average assets	1.31%	1.32%	1.17%	1.39%	1.47%
Return on average equity	13.28%	13.88%	12.48%	14.37%	15.23%
Return on average tangible equity	15.49%	16.32%	14.77%	17.00%	18.17%
Average equity to average assets	9.90%	9.51%	9.38%	9.67%	9.65%
Net interest margin	4.43%	4.41%	4.47%	4.65%	4.61%
Efficiency ratio (tax equivalent)	57.41%	58.81%	60.97%	58.64%	58.46%

Period end
Total assets	$2,553,131	$2,507,450	$2,544,598	$2,460,453	$2,377,322
Loans	$1,708,962	$1,655,809	$1,625,255	$1,595,262	$1,564,704
Allowance for loan losses	$20,182	$20,926	$20,990	$20,691	$20,829
Securities	$605,133	$611,497	$650,955	$634,620	$585,332
Deposits	$2,023,351	$2,020,065	$1,962,748	$1,990,363	$2,005,489
Core deposits	$1,473,701	$1,460,634	$1,418,313	$1,455,390	$1,478,090
Shareholders’ equity	$252,347	$245,801	$232,241	$231,137	$226,242

Book value per share	$15.71	$15.32	$14.49	$14.47	$14.29
Tangible book value per share	$13.68	$13.27	$12.44	$12.41	$12.20

Nonperforming assets
Nonaccrual loans	$2,414	$4,101	$4,575	$5,115	$4,733
Restructured loans	1,066	804	1,197	1,146	124
Personal property owned	—	—	—	—	—
Other real estate owned	—	—	—	18	18

Total nonperforming assets	$3,480	$4,905	$5,772	$6,279	$4,875

Nonperforming loans to period-end loans	0.20%	0.30%	0.36%	0.39%	0.31%
Nonperforming assets to period-end assets	0.14%	0.20%	0.23%	0.26%	0.21%
Allowance for loan and lease losses to period-end loans	1.18%	1.26%	1.29%	1.30%	1.33%
Allowance for loan and lease losses to nonperforming loans	579.94%	426.63%	363.65%	330.47%	428.84%
Allowance for loan and lease losses to nonperforming assets	579.94%	426.63%	363.65%	329.53%	427.26%

Net loan (recoveries) charge-offs	$1,694	$714	$(49)	$353	$(24)

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands except per share)	2006	2005	2006	2005
Interest Income
Loans	$33,016	$27,320	$123,998	$99,535
Taxable securities	4,823	4,455	20,008	18,079
Tax-exempt securities	1,918	1,148	7,042	4,452
Dividends on Federal Home Loan Bank stock	10	—	10	56
Federal funds sold and deposits with banks	263	30	617	85

Total interest income	40,030	32,953	151,675	122,207

Interest Expense
Deposits	12,071	8,110	40,838	25,983
Federal Home Loan Bank advances	2,600	364	10,944	3,515
Long-term obligations	522	443	1,992	1,583
Other borrowings	87	102	138	214

Total interest expense	15,280	9,019	53,912	31,295

Net Interest Income	24,750	23,934	97,763	90,912
Provision for loan and lease losses	950	15	2,065	1,520

Net interest income after provision for loan and lease losses	23,800	23,919	95,698	89,392

Noninterest Income
Service charges and other fees	3,019	2,922	11,651	11,310
Mortgage banking	55	233	288	1,121
Merchant services fees	1,948	2,088	8,314	8,480
Gain on sale of investment securities, net	26	6	36	6
Bank owned life insurance (“BOLI”)	427	393	1,687	1,577
Other	849	826	2,696	2,292

Total noninterest income	6,324	6,468	24,672	24,786

Noninterest Expense
Compensation and employee benefits	9,796	9,145	38,769	37,285
Occupancy	2,692	2,610	10,760	10,107
Merchant processing	809	804	3,361	3,258
Advertising and promotion	468	404	2,582	1,978
Data processing	519	735	2,314	2,904
Legal & professional services	552	914	2,099	3,503
Taxes, licenses & fees	626	538	2,499	2,018
Net gain of other real estate owned	—	—	(11)	(8)
Other	3,098	3,121	13,761	11,810

Total noninterest expense	18,560	18,271	76,134	72,855

Income before income taxes	11,564	12,116	44,236	41,323
Provision for income taxes	3,223	3,533	12,133	11,692

Net Income	$8,341	$8,583	$32,103	$29,631

Net income per common share:
Basic	$0.52	$0.55	$2.01	$1.89
Diluted	$0.52	$0.54	$1.99	$1.87
Dividend paid per common share	$0.15	$0.12	$0.57	$0.39
Average number of common shares outstanding	15,988	15,813	15,946	15,708
Average number of diluted common shares outstanding	16,161	16,012	16,148	15,885

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited)

(in thousands)			December 31, 2006	December 31, 2005
Assets
Cash and due from banks			$76,365	$96,787
Interest-earning deposits with banks			13,979	3,619
Federal funds sold			14,000	—

Total cash and cash equivalents			104,344	100,406

Securities available for sale at fair value (amortized cost of $598,703 and $576,619 respectively)			592,858	572,355
Securities held to maturity (fair value of $1,871 and $2,587 respectively)			1,822	2,524
Federal Home Loan Bank stock			10,453	10,453
Loans held for sale			933	1,850
Loans, net of unearned income of ($2,940) and ($2,870) respectively			1,708,962	1,564,704
Less: allowance for loan and lease losses			20,182	20,829

Loans, net			1,688,780	1,543,875

Interest receivable			12,549	11,671
Premises and equipment, net			44,635	44,690
Other real estate owned			—	18
Goodwill			29,723	29,723
Other assets			67,034	59,757

Total Assets			$2,553,131	$2,377,322

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$432,293	$455,838
Interest-bearing			1,591,058	1,549,651

Total deposits			2,023,351	2,005,489

Short-term borrowing:
Federal Home Loan Bank advances			205,800	94,400
Securities sold under agreements to repurchase			20,000	—
Other borrowings			198	2,572

Total short-term borrowing			225,998	96,972
Long-term subordinated debt			22,378	22,312
Other liabilities			29,057	26,307

Total liabilities			2,300,784	2,151,080

Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	December 31, 2006	December 31, 2005
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	16,060	15,831	166,763	162,973
Retained earnings			89,037	66,051
Accumulated other comprehensive income			(3,453)	(2,782)

Total shareholders’ equity			252,347	226,242

Total Liabilities and Shareholders’ Equity			$2,553,131	$2,377,322